AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

WHEREAS, Fred Alger Management, LLC (“Alger Management”) and The Alger Portfolios (the “Trust”) entered into an investment advisory agreement dated January 17, 2007 (as amended, supplemented and/or restated to date, the “Agreement”) to provide certain investment advisory services to the Trust and each of its series (the “Portfolios”); and

WHEREAS, the Trust and Alger Management desire to update Schedule I of the Agreement to reflect the current Portfolios;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereby amend the Agreement as follows:

1. Schedule I of the Agreement is hereby deleted in its entirety and replaced with Schedule I as attached and incorporated by reference to this amendment.

2. Except as otherwise provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect. Capitalized terms herein that are not defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties by their duly authorized officers, have caused this Amendment to be executed as of September 17, 2024.

THE ALGER PORTFOLIOS		FRED ALGER MANAGEMENT, LLC

By:	/s/ Tina Payne	By:	/s/ Tina Payne
Name:	Tina Payne	Name:	Tina Payne
Title:	Secretary, CCO	Title:	SVP, General Counsel, CCO

SCHEDULE I

Name of Portfolio	Annual Fee as Percentage of Average Daily Net Assets	Reapproval Date

Alger Small Cap Growth Portfolio	.81% for assets up to $1 billion; .75% for assets in excess of $1 billion	October 31

Alger Mid Cap Growth Portfolio	.76% for assets up to $1 billion; .70% for assets in excess of $1 billion	October 31

Alger Large Cap Growth Portfolio	.71% for assets up to $1 billion; .60% for assets in excess of $1 billion	October 31

Alger Growth & Income Portfolio	.50%	October 31

Alger Capital Appreciation Portfolio

.81% for assets up to $2 billion;

.65% for assets between $2 billion and $3 billion;

.60% for assets between $3 billion and $4 billion;

.55% for assets between $4 billion and $5 billion;

.45% for assets in excess of $5 billion

October 31

Alger Balanced Portfolio	.71% for assets up to $1 billion; .55% for assets in excess of $1 billion	October 31